SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                           TRI-CONTINENTAL CORPORATION
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                           Tri-Continental Corporation
                         an investment you can live with

                                                               September 6, 2006

Dear Valued Stockholder:

We need your support to defeat a group of hedge funds that yet again is attempting to take control of your long-term investment for their short-term gain -- despite being soundly rebuffed by Tri-Continental Stockholders earlier this spring. Please return the enclosed WHITE card, in order to protect your investment in Tri-Continental.

Stockholders report that telemarketers hired by the hedge funds continue to make the same misrepresentations and misleading statements contained in their proxy material (please see our attached August 24 response). In light of the above, it is important to again clarify several key points:

      o The mutual fund inquiry referred to in the hedge fund group's letter and proxy statement does not in any way relate to Tri-Continental, and was fully disclosed to you nearly three years ago in a letter and in the 2003 Annual Report.

      o Mr. Lipson and his Western Investment Hedge Fund Group are NOT traditional long-term Stockholders. They owned only a single share as late as September 2002. Before that, they used Tri-Continental solely for short-term trading.

      o Western Investment Hedge Fund Group's interests are NOT aligned with yours:

            -- The Group failed to disclose that sophisticated derivative strategies have been employed to hedge their exposure to Tri-Continental's performance. In effect, Tri-Continental's actual investment results are of little consequence to them.

            -- All three of Western's Board nominees invest in Mr. Lipson's hedge funds, and would have conflicting loyalties if elected. It is implausible that they would make decisions favoring long-term Tri-Continental Stockholders at the expense of their hedge funds investments.

On a far more positive note:

      o Tri-Continental's recent performance has been highly respectable. As of August 31, Market Price total return exceeded the S&P 500 year-to-date and for the one- and three-year periods then ended. NAV total return surpassed the S&P 500 year-to-date and for the one-year period then ended, and matched the S&P 500 for the three-year period (see chart on next page).

      o Tri-Continental expects to resume capital gains payments no later than 2007, barring adverse market conditions. Due to substantial gains realized (see chart on next page) since 2003, the tax loss carry-forward has been reduced to $.86 per share.

      o Tri-Continental's regular quarterly dividend was $.07 per share in the 2nd quarter of 2006, compared with $.04 per share in the 4th quarter of 2003, an increase of 75%.

           INVESTMENT PERFORMANCE CONTINUES TO BE HIGHLY RESPECTABLE

                     Return         Average Annual Returns    Cumulative Return
                  Year-to-Date      1 year         3 years         3 years
--------------------------------------------------------------------------------
Market Price          11.0%          13.5%          12.0%           40.3%
NAV                    6.5%           9.4%          10.9%           36.5%
S&P 500                5.8%           8.9%          10.9%           36.6%

All data as of August 31, 2006.

                             REALIZED CAPITAL GAINS

                                   2004            2005         2006 (8 months)
--------------------------------------------------------------------------------
Realized Capital Gains            $1.79           $2.23             $1.87

Please support Tri-Continental by completing and signing the enclosed WHITE proxy card. Returning the WHITE card is a vote against misrepresentation and cynicism. It is a vote for continued improvement in investment results and for eminent board members who seek to strengthen, not radically alter, your Corporation.

If you have already returned the hedge fund's Gold card, you may reverse your decision by sending in the enclosed WHITE card. Please return the WHITE card to help ensure that your interests as a long-term Tri-Continental Stockholder are not co-opted by the competing interests of hedge fund investors.

Sincerely,

/s/ William C. Morris                   /s/ Brian T. Zino

William C. Morris                       Brian T. Zino
Chairman                                President

================================================================================

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                               New York, NY 10004

                           (888) 219-8293 (Toll Free)
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                                                                      ATTACHMENT

                           Tri-Continental Corporation
                         an investment you can live with

                                                            August 24, 2006

Re: Special Meeting of Stockholders to be held September 28, 2006

Dear Valued Stockholder:

As Chairman of Tri-Continental Corporation and as a fellow stockholder, I wish to call your attention to a number of misrepresentations and misleading statements by hedge fund manager Arthur Lipson in his letters of August 9 and August 22.

You may recall that Mr. Lipson failed in his attempt to elect himself and two other dissident nominees to Tri-Continental's Board this past spring. His stated objective was to open-end or liquidate Tri-Continental. Other than the votes of his Western Investment hedge fund group, Mr. Lipson's slate of dissidents attracted only 18% of outstanding shares. It is instructive to note that Mr. Lipson also failed in two prior attempts to open-end or liquidate other closed-end funds.

      o Mr. Lipson's willingness to attack me personally in his letters says a great deal more about his character than mine. But some of our stockholders may be concerned with what he wrote, so please permit me to set the record straight. The mutual fund investigation that Mr. Lipson referred to does not in any way relate to Tri-Continental, and was fully disclosed to you by letter nearly three years ago and in the 2003 Annual Report to Stockholders. Contrary to what Mr. Lipson's letters may insinuate, there are no regulatory lawsuits pending against Tri-Continental, Seligman, or me personally.

      o Mr. Lipson also implies that I have no investment experience outside of J. & W. Seligman & Co. Incorporated, where I have been Chairman for 17 years. Sadly, he knowingly ignores the additional 17 years I spent at Lehman Brothers as head of investment banking and a member of the Executive Committee that ran that diversified investment firm. Mr. Lipson himself was an associate at Lehman Brothers during my tenure there, a fact discussed at the 2006 Tri-Continental Annual Meeting.

      o Mr. Lipson represents himself and his hedge fund group as Tri-Continental stockholders since 1999. In truth, he and his hedge funds owned only a single share as late as September 2002. Prior to that time, they repeatedly bought and sold Tri-Continental solely for short-term trading purposes. Although they have been sometime stockholders, you should not consider them long-term investors.

      o Mr. Lipson contends that his "interests are aligned" with Tri-Continental stockholders. However, he fails to disclose in either his recent letters or SEC proxy filings that his hedge funds have hedged their position in the Corporation using sophisticated derivative strategies to minimize the market risk of his holdings. In effect, the actual investment results of the Corporation are of little consequence to him. Our knowledge of this comes from Mr. Lipson himself, who personally told officers of the Corporation about his hedging practices.

      o Mr. Lipson claims he does not seek to open-end or liquidate Tri-Continental. You should find it difficult to reconcile this assertion with the statements made in his previous proxy. Earlier this year, Mr. Lipson urged Directors to immediately "convert Tri-Continental to an open-ended mutual fund" or "adopt a plan of dissolution and liquidation..." Considering his history of waging or joining campaigns to open-end other closed-end funds, you and I as Tri-Continental stockholders have a right to be skeptical about his ultimate intentions.

      o Should Mr. Lipson and his candidates be elected to the Board, they will owe allegiance both to Tri-Continental and to the Western Investment hedge funds. Because of the short-term importance to Mr. Lipson's hedge funds of its Tri-Continental holdings, it strains credulity that they will make decisions that favor all Tri-Continental stockholders at the expense of his hedge funds. Every member of Mr. Lipson's slate is an investor in one of his hedge funds. We should not elect "independent" directors with such conflicting loyalties.

      o Not surprisingly, Mr. Lipson's letters ignore Tri-Continental's more recent investment performance; it continues to improve under the leadership of portfolio manager John B. Cunningham. Last week, Tri-Continental's net asset value (NAV) and market price reached near five-year highs. You will see in the chart below that Tri-Continental's year-to-date performance is ahead of the S&P 500 Index.

                                  Return       Average Annual Returns     Cumulative Return
                               Year-to-Date     1 year      3 years           3 years
            --------------------------------------------------------------------------------
            Market Price           10.5%         12.6%        12.4%            42.2%
            NAV                     6.2           8.6         11.5             38.5
            S&P 500                 5.6           8.9         11.2             37.5

      All data as of August 18, 2006.

I urge you to support Tri-Continental's slate of experienced, accomplished directors by completing, signing, and dating our enclosed WHITE Proxy Card and mailing it in the enclosed, postage-paid envelope. Please do not return or send any proxy card sent to you by Mr. Lipson's Western Investment hedge fund group (or Innisfree M&A Inc., its solicitation firm).

If you have already returned a Gold Proxy Card from the Western Investment hedge fund group and wish to vote in favor of the recommendation of Tri-Continental's Board of Directors, please return a currently dated WHITE Proxy Card with your signature.

Tri-Continental has a distinguished 77-year history. Let us keep it safe for long-term investors.

Sincerely,


/s/ William C. Morris

William C. Morris
Chairman